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                                                                     EXHIBIT 8.2


                   [MORRIS, MANNING & MARTIN, LLP LETTERHEAD]



___________, 2001



Telemate.Net Software, Inc.
4250 Perimeter Park South
Suite 200
Atlanta, GA  30341

Re: Agreement and Plan of Merger by and among Verso Technologies, Inc. ("Parent"), Titan Acquiring Sub, Inc. ("Titan Acquiring Sub") and Telemate.Net Software, Inc. ("Telemate.Net")

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Titan Acquiring Sub with and into Telemate.Net pursuant to which the Shareholders of Telemate.Net (the "Shareholders") will receive shares of stock of Parent, all as described in that certain Agreement and Plan of Merger dated as of May 4, 2001 among Parent, Telemate.Net and Titan Acquiring Sub, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of June 1, 2001 by and among Parent, Titan Acquiring Sub and Telemate.Net (collectively, the "Merger Agreement"). The Merger and certain transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of Parent which includes the proxy statement of Telemate.Net.

Except as otherwise provided herein, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to Telemate.Net in connection with the Merger. As such, and for purposes of rendering this opinion, we have examined and are relying upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):


         1. The Merger Agreement (including Exhibits and Schedules thereto);


         2.       The Registration Statement;

         3. Written representation Letters made to us by Parent, Titan Acquiring Sub and Telemate.Net; and

         4. Such other documents, instruments and certificates we have deemed necessary or appropriate for purposes of rendering the opinions contained herein.


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MORRIS, MANNING & MARTIN, LLP


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In connection with the rendering of this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective
                  Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

         2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

         3. The Merger will be consummated pursuant to the Merger Agreement and will be effective under applicable state law.

         4. After the Merger, Telemate.Net will hold "substantially all" of its and Titan Acquiring Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder.


         5. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg.
                  Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the party incurring such expenses, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.



         6. No outstanding indebtedness of Telemate.Net, Titan Acquiring Sub or Parent has or will represent equity for tax purposes (including, without limitation, any loans from Parent to Telemate.Net); no outstanding equity of Parent, Titan Acquiring Sub or Telemate.Net has represented or will represent indebtedness for tax purposes; and no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Telemate.Net's capital stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of
                  Section 368(c) of the Code.


         7. The Tax Opinion of Rogers & Hardin, LLP has been concurrently delivered and not withdrawn.

Based on the foregoing and provided that the transaction is consummated in accordance with the terms and conditions of the Merger Agreement, it is our opinion that for federal income tax purposes:

         1. The merger of Titan Acquiring Sub into and with Telemate.Net, with Telemate.Net being the surviving corporation in such merger in exchange for


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MORRIS, MANNING & MARTIN, LLP


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                  shares of common stock in Parent, will constitute a
                  "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.


         2. No gain or loss will be recognized by Parent or by Telemate.Net as a result of the Merger.

         3. No gain or loss will be recognized by the Shareholders upon their receipt of shares of Parent Common Stock (including any fractional share of Parent Common Stock that any such Shareholder may be deemed to receive) in exchange for the shares of Telemate.Net Common Stock.

         4. The basis of the shares of Parent Common Stock received by the Shareholders (including any fractional share of Parent Common Stock that any such Shareholder may be deemed to receive) will be the same as the basis of the shares of Telemate.Net Common Stock in the hands of the Shareholders surrendered in exchange therefore.

         5. The holding period of the shares of Parent Common Stock received by the Shareholders will include the period during which the shares of the Telemate.Net Common Stock surrendered in exchange therefore were held.

         6. Any cash received by a Shareholder in lieu of a fractional share of Parent Common Stock will be treated under Section 302 of the Code as having been received by such Shareholder in exchange for such fractional share, and such Shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and such Shareholder's basis allocable to the fractional share.

We note the following limitations as to the scope of this opinion.

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         2. This opinion addresses only the specific federal income tax consequences set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction. In particular, we express no opinion regarding (i) whether and to what extent any Shareholder who has provided or will provide services to the Parent,


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MORRIS, MANNING & MARTIN, LLP

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                  Telemate.Net or Titan Acquiring Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of any Parent Common Stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 312(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 108, 305, 306, 357, 424 and 708 of the Code, or the regulations promulgated thereunder; (iv) other potential tax consequences of the Merger to Parent or Titan Acquiring Sub, including, without limitation, the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of Telemate.Net, Parent or Titan Acquiring Sub, after application of any provision of the Code; (v) the basis of any equity interest in Telemate.Net acquired by Parent in the Merger; and (vi) the tax consequences of the Merger (including the opinions set forth above) as applied to Shareholders who do not hold their shares of Telemate.Net Common Stock as a capital asset, including, but not limited to, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

         3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion may be adversely affected and may not be relied upon.

This opinion letter is intended only for your use and benefit and may not be relied upon by any other persons without our prior written consent.

Sincerely,

MORRIS, MANNING & MARTIN, LLP